Exhibit 10.18

TECHNOLOGY LICENSE AGREEMENT

This TECHNOLOGY LICENSE AGREEMENT (this “Agreement”) dated as of the Second Closing Date, is made among REYNOLDS METALS COMPANY, a Delaware corporation (“Reynolds”), SOUTHERN RECLAMATION COMPANY, INC., an Alabama corporation (“Southern”), REYNOLDS ALUMINUM PARTNERS, a Virginia general partnership (“RAP”, and together with Reynolds and Southern, “Seller”), and WISE ALLOYS LLC, a Delaware limited liability company (“Buyer”).

INTRODUCTION

Seller and Buyer have entered into an Asset Purchase Agreement dated as of December 30, 1998 (the “Purchase Agreement”).

As a condition to the respective obligations of the parties to the Purchase Agreement to consummate the Closing, the Purchase Agreement requires the execution and delivery of this Agreement pursuant to which Seller agrees to license to Buyer certain intellectual property upon the terms set forth herein.

NOW, THEREFORE, in consideration of the promises and the representations, warranties and agreements herein contained, the parties hereto agree as follows:

1.	Definitions.

Capitalized terms used herein and not defined herein shall have the meanings ascribed to them in the Purchase Agreement. In addition, the following terms, as used herein, have the meanings set forth below:

(a)	“Effective Date” shall mean the Second Closing Date.

(b)	“Licensed Technology” means intellectual property, including but not limited to copyrights, know-how and technical information, that was used at the Plants at any time from the beginning of 1995 through the Second Closing Date to produce Plant Products and is licensed pursuant to this Agreement; provided, that Licensed Technology shall not include (i) technology used by Seller on an experimental or trial basis pursuant to a third party confidentiality or development agreement or (ii) intellectual property that is licensed under other of the Related Agreements (as defined in the Purchase Agreement).

(c)	“Permitted Successors” has the meaning set forth in Section 5.

(d)	“Plant Products” means any products made at the Plants from the beginning of 1995 through the Second Closing Date, other than hot band for automotive body sheet.

2.	License.

(a)	Subject to the provisions of this Agreement, Seller as of the Effective Date hereby grants to Buyer a perpetual, royalty-free, fully paid up license under the Licensed Technology that covers processes, methods, practices, techniques and systems currently used and/or Plant Products currently produced at the Plants.

(b)	The license granted in (a) above includes the right to change and further develop Licensed Technology.

(c)	The license granted in (a) above includes the worldwide nonexclusive rights to offer for sale and to sell Plant Products produced at the Plants.

(d)	The license granted in (a) above conveys the exclusive right in North America, subject to (f) below, to make Plant Products using Licensed Technology used solely at the Plants.

(e)	The license granted in (a) above conveys the nonexclusive right to make Plant Products in North America using technology used at other facilities now or previously owned by Seller. (f) The exclusive right referred to in (d) above will remain exclusive until the end of the Restricted Period or until such earlier date that Buyer determines not to produce a particular Plant Product to which the Licensed Technology relates, and thereafter will be nonexclusive. For avoidance of doubt, the exclusive right shall not restrict in any way the matters set forth in paragraphs (i) through (ix) of Section 8.12 of the Purchase Agreement.

(f)	Nothing in (a) above shall be construed as granting a sublicense or rights of any kind under any patent licenses granted to Seller by third parties.

(g)	The license granted by this Agreement shall be freely transferable to a Permitted Successor, as set forth in Section 5.

(h)	Seller represents and warrants that it owns the entire right, title and interest in and to the Licensed Technology and has the right to grant the license granted in (a) above and, to Seller’s knowledge, that the Licensed Technology is free from viruses, disabling codes and/or termination logic.

(i)	Buyer shall have the right to terminate the license granted in (a) above at any time upon 30 days’ prior written notice to Seller; provided, that the provisions of Section 4 and clause (v) of Section 9 shall survive any such termination.

3.	Further Assurances.

(a)	Seller shall use its commercially reasonable efforts to implement the provisions of this Agreement, and, for such purpose, at the request of

Buyer, will, at or after the Closing, promptly execute and deliver, or cause to be so executed and delivered, such documents to Buyer and take such further action as Buyer may reasonably deem necessary or desirable to facilitate or better evidence the consummation of the transactions contemplated hereby.

(b)	Buyer shall use its commercially reasonable efforts to implement the provisions of this Agreement, and, for such purpose, at the request of Seller, will, at or after the Closing, promptly execute and deliver, or cause to be so executed and delivered, such documents to Seller and take such further action as Seller may reasonably deem necessary or desirable to facilitate or better evidence the consummation of the transactions contemplated hereby.

4.	Confidentiality.

Buyer agrees to hold all Licensed Technology in the strictest confidence, to make no use of such Licensed Technology except as permitted under this Agreement, and not to publish or disclose to anyone else such Licensed Technology, in whole or in part, unless permitted in accordance with Section 5, without Seller’s prior written consent. The provisions of this Section 4 shall not apply to any information that (i) is or becomes generally available to the public other than as a result of disclosure by Buyer or its employees, representatives or advisors, (ii) is disclosed to Buyer after the Closing by a third party without knowledge by Buyer that such disclosure breaches a confidentiality obligation, (iii) is required to be disclosed pursuant to an order of a court or governmental agency, or (iv) was known to Buyer before the Closing Date. To protect the secrecy of the Licensed Technology, Buyer shall limit access to all materials and physical items. involving, documenting or embodying any such Licensed Technology (including documents, electronic databases, electronic information, storage media, samples and models) to its personnel with a need for such access to perform their duties and shall make all such personnel aware of the obligations of confidentiality under this Agreement.

5.	Assignability.

The provisions of this Agreement shall inure to the benefit of and be binding upon Buyer and its “Permitted Successors” (as defined below). Buyer shall not have the right to transfer, assign, sell or sublicense any license granted under this Agreement to any individual or entity, other than a Permitted Successor, and no rights with respect to the license granted under this Agreement shall run in favor of any transferee or sublicensee other than Permitted Successors. For purposes of this Agreement, and except as explicitly provided herein, “Permitted Successors” shall include the respective successors of Buyer by merger, consolidation or transfer (by sale or lease) of the capital stock of Buyer or all or substantially all of the assets of the Plants and any Affiliate of Buyer, but only with respect to the operation of the Plants.

6.	Protection of Licensed Technology.

(a)	Seller shall be solely responsible for obtaining and maintaining all patent rights related to the Licensed Technology for their respective normal terms. If Seller desires not to pay any fee or pursue any action related to such patent rights, Seller shall provide Buyer with 60 days’ notice prior to the date upon which action is required to maintain the patent rights or prospective rights, such date in the case of pending patent applications being the date any possible extensions of time would lapse. Buyer shall then have the option of taking over ownership and all responsibilities for the particular patent or patent application or allowing the rights to lapse.

(b)	Seller agrees to hold all trade secret information related to Licensed Technology exclusively licensed to Buyer in the strictest confidence, and shall treat such in a manner commensurate with the manner Seller treats its own trade secrets relating to technology comparable to the Licensed Technology, which, in any event, shall not be less than making reasonable efforts to preserve the confidentiality and value of such trade secrets.

7.	Notices.

All notices required or permitted to be given hereunder shall be in writing and may be delivered by hand, by facsimile, by nationally recognized private courier, or by United States mail. Notices delivered by mail shall be deemed given seven business days after being deposited in the United States mail, postage prepaid, registered or certified mail. Notices delivered by hand, by facsimile, or by nationally recognized private courier shall be deemed given on the first business day following receipt; provided, however, that a notice delivered by facsimile shall only be effective if such notice is also delivered by hand, or deposited in the United States mail, postage prepaid, registered or certified mail, on or before two business days after its delivery by facsimile. All notices shall be addressed as follows:

If to Seller Addressed to:

Reynolds Metals Company

6601 West Broad Street

Richmond, Virginia 23230

Attention: Corporate Secretary

Telecopier: (804) 281-3740

If to Buyer Addressed to:

Wise Alloys LLC

c/o Wise Metals 800 Central Avenue

Baltimore, Maryland 21240

Attention: John J. Cameron

Telecopier: (410) 636-1564

and/or to such other addresses and/or addressees as may be designated by notice given in accordance with the provisions of this Section 7.

8.	Headings.

The headings contained in this Agreement are for convenience of reference only and shall not affect its interpretation or construction. Unless otherwise indicated, section references are to sections of this Agreement.

9.	Miscellaneous.

This Agreement (i) together with the Purchase Agreement constitutes the entire agreement and supersedes all other prior agreements and understandings, both written and oral, between the parties with respect to the subject matter hereof, and in the event of a conflict between this Agreement and the Purchase Agreement, the terms of this Agreement shall control; (ii) is an independent agreement, the rights and obligations of the parties to which shall not be affected by any provision of, or remedy arising under or with respect to, the Purchase Agreement or any other agreement between the parties, except to the extent expressly provided in any such agreement; (iii) is not intended to and shall not confer upon any other person, association or entity, other than the parties hereto, any rights or remedies with respect to the subject matter or any provision hereof; (iv) shall not be assigned by operation of law or otherwise, except in accordance with Section 5 hereof; and (v) shall be governed in all respects by the laws of the Commonwealth of Virginia, without reference to its principles of conflict of laws.

10.	Counterparts.

This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

IN WITNESS WHEREOF the parties have caused this Agreement to be executed by their duly authorized officers.

REYNOLDS METALS COMPANY

By:	/s/ John B. Kelzer
Name:	John B. Kelzer
Title:	Vice President

SOUTHERN RECLAMATION COMPANY, INC.

By:	/s/ John B. Kelzer
Name:	John B. Kelzer
Title:	Sr. Vice President

REYNOLDS ALUMINUM PARTNERS
By:	Reynolds Metals Company, General Partner

By:	/s/ John B. Kelzer
Name:	John B. Kelzer
Title:	Vice President

WISE ALLOYS LLC

By:	/s/ George P. Stoe
Name:	George P. Stoe
Title:	Executive V.P.